Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES REPORTS FIRST QUARTER 2012 RESULTS

RAISED $83 MILLION DURING THE QUARTER TO STRENGTHEN BALANCE SHEET AND FURTHER ADVANCE CLINICAL PORTFOLIO

San Diego, CA, May 2, 2012 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended March 31, 2012. For the first quarter of 2012, the Company reported net loss of $0.9 million, or $0.01 loss per share, compared with a net income of $2.9 million, or $0.05 income per share, for the same period in 2011. This $3.8 million change in operating results is primarily due to the Company’s VMAT2 program moving forward in clinical trials, and expanded research and development efforts in earlier pre-clinical programs.

The Company’s balance sheet at March 31, 2012 reflected total assets of $210.1 million, including cash, cash equivalents, investments and receivables of $203.2 million compared with balances at December 31, 2011 of $138.4 million and $131.7 million, respectively. During January 2012, the Company completed a public offering of approximately 10.9 million shares of common stock that resulted in net proceeds of approximately $83.0 million.

“Our operating results were as expected for the first quarter of 2012 and the capital raise in January served to strengthen our financial position,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences. “We are pleased with the progress made in elagolix for endometriosis thus far in 2012 including the filing of the Special Protocol Assessment and the recent investigator meeting to launch the Phase III program. Additionally, we continue to make good progress in readying for the next Phase II study of NBI-98854 which will start later this summer.”

Revenues for the first quarter of 2012 were $11.3 million compared with $12.5 million for the same period last year. The decrease in revenues of $1.2 million is primarily due to revenues recognized under our collaboration agreements with Abbott and Boehringer Ingelheim which began in June 2010. During the first quarter of 2012, the Company recognized revenue of $2.0 million in the form of sponsored development funding under these two agreements compared to $3.2 million of sponsored development revenue during the first quarter of 2011.

Research and development expenses increased to $9.4 million during the first quarter of 2012 compared with $7.3 million for the same period in 2011. The increase in expense was a result of higher external clinical development expenses related to the VMAT2 program, partially offset by lower external clinical development expenses related to the elagolix program. The Company also incurred costs during the first quarter of 2012 related to early stage programs for external testing and scientific consulting that accounted for $0.7 million of the increase. Additionally, research and development personnel expenses were higher quarter over quarter, primarily due to a $0.3 million increase in share-based compensation expense. General and administrative expenses increased from $3.2 million in the first quarter of 2011 to $3.7 million for the first quarter of 2012. This increase is primarily driven by higher share-based compensation expense which increased by $0.4 million.

Pipeline Highlights

Elagolix Update

During April 2012, Abbott held the investigator meeting to launch the Phase III program for elagolix in endometriosis. The screening of patients for the Phase III clinical program of elagolix for endometriosis is expected to commence in the second quarter of 2012.

Abbott continues to enroll subjects in a large Phase II study of elagolix in uterine fibroids. This study will assess uterine blood loss in 325 women with heavy uterine bleeding due to uterine fibroids.

VMAT2 Update

The Company’s VMAT2 inhibitor, NBI-98854, recently completed a second Phase II study assessing the efficacy of NBI-98854 in tardive dyskinesia patients. The design of this study assessed once-daily NBI-98854 (12.5mg or 50mg) over a two-week dosing period in 37 randomized subjects. Based on the positive outcome of this study the Company is planning to launch a large Phase IIb trial in mid-2012. This placebo controlled, double-blind, parallel design, multiple dose, twelve week study will assess six-week dosing of NBI-98854, against placebo, followed by six weeks of active treatment with NBI-98854. The study will incorporate a capsule formulation of NBI-98854.

In January of 2012, the Company was notified that the FDA Division of Psychiatry Products had granted Fast Track status to NBI-98854 for neuroleptic-induced tardive dyskinesia. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of drugs intended to treat serious diseases and address unmet medical needs.

Urocortin 2 Update

The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, is conducting a Phase II study of urocortin 2 in acute decompensated heart failure patients. This study is now complete and top-line results are expected shortly.

The Company has completed several Phase I studies and two Phase II studies of urocortin 2 in patients with stable congestive heart failure. These Phase II studies showed urocortin 2 to be well tolerated with positive hemodynamic effects as evidenced by increases in cardiac output and efficiency.

Conference Call and Webcast Today at 5:00PM Eastern Time

Neurocrine will hold a live conference call and webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Participants can access the live conference call by dialing 800-894-5910 (US) or 785-424-1052 (International) using the conference ID: NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com.

If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 800-753-8878 (US) or 402-220-0688 (International) using the conference ID: NBIX. The call will be archived for two weeks.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine-related diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, pain, tardive dykinesia, uterine fibroids, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s R & D pipeline include risk that elagolix, the company’s lead clinical program, will fail to demonstrate that elagolix is safe and effective; risk that elagolix Phase III clinical trials will be delayed for regulatory or other reasons; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the rest of the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2011. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenues:
Sponsored research and development	$2,029	$3,274
License fees and milestones	9,238	9,238

Total revenues	11,267	12,512
Operating expenses:
Research and development	9,388	7,317
General and administrative	3,671	3,156
Cease-use expense	—	100

Total operating expenses	13,059	10,573
(Loss) income from operations	(1,792)	1,939
Other income:
Interest and other income	123	127
Gain on disposal of assets	783	816

Total other income	906	943

Net (loss) income	$(886)	$2,882

Net (loss) income per common share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05
Shares used in the calculation of net (loss) income per common share:
Basic	63,409	54,983
Diluted	63,409	56,114

NEUROCRINE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Cash, cash equivalents and short-term marketable securities	$181,086	$129,103
Other current assets	3,888	3,373

Total current assets	184,974	132,476
Property and equipment, net	1,837	1,586
Long-term investments	19,024	—
Restricted cash	4,306	4,306

Total assets	$210,141	$138,368

Current liabilities	$36,631	$47,110
Long-term liabilities	29,676	31,177
Stockholders’ equity	143,834	60,081

Total liabilities and stockholders’ equity	$210,141	$138,368